SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

WESTERN GRAPHITE INC.

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(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-54665	20-8055672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1668 Prospect Avenue, East Meadow, New York 11554

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(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (781) 690-7807

Prepared By:

Sunny J. Barkats, Esq.

JSBarkats, PLLC

18 East 41st Street, 19th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

www.JSBarkats.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2015, Western Graphite Inc. (the “Company”) entered into a binding Master Equity Purchase Agreement - Term Sheet (the “Term Sheet”) with Atmosphere Global LLC (“Atmosphere”), a fully-operating company. Atmosphere, based in Chicago, IL, developed a proprietary formula for an ecofriendly product that serves as a cleaner, sanitizer and odor eliminator under the ATMOSPHERE label and has applications in numerous industries including, but not limited to, agribusiness, food processing, waste water, industrial and commercial cleaning, transportation waste and waste water, boating and marine and mining. ATMOSPHERE Odor Control works by deconstructing (not just masking) harmful gasses and, at the same time, bringing pollutants to a neutral pH, thus improving the environment. One important application that makes ATMOSPHERE a unique and important addition to farming is ATMOSPHERE’s use in the CAFO (Concentrated Animal Feeding Operation for Hogs, Chicken or Dairy). ATMOSPHERE will eliminate Ammonia and Hydrogen Sulfide in the air when misted and tests are underway to validate that ATMOSPHERE can scrub the discharge air killing pathogens that plague livestock farming such as Avian Bird Flu, PRRS, PEDV, Salmonella, Camphobacter and E Coli.

The Term Sheet sets forth a two-phase acquisition by the Company of Atmosphere’s equity. Phase One involves the Company’s purchase, with certain restrictions, of 20% of the equity of Atmosphere as well as an advisory board seat in consideration for Class B Membership Units equal to 52% of Atmosphere. Phase Two involves the Company’s purchase of Class B Membership Interests equal to 12% of the equity of Atmosphere in consideration of $1.5M funded in four tranches.

Item 9.01 Financial Statements and Exhibits

Exhibits:

Exhibit 1.01: Master Equity Purchase Agreement - Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2015	Western Graphite Inc.

By: /s/ Jennifer Andersen
Jennifer Andersen
Chief Executive Officer